Exhibit 1.01
DB PROFESSIONALS, INC.
Financial Statements and Independent Auditor’s Report

CONTENTS	PAGE(S)

INDEPENDENT AUDITORS’ REPORT	1

BALANCE SHEETS	2

STATEMENTS OF INCOME AND RETAINED EARNINGS	3

STATEMENTS OF CASH FLOWS	4

NOTES TO FINANCIAL STATEMENTS	5 - 8

INDEPENDENT AUDITOR’S REPORT
Board of Directors and Shareholders
DB Professionals, Inc.
We have audited the accompanying balance sheets of DB Professionals, Inc. as of December 31, 2005 and 2004, and the related statements of income and retained earnings and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also included examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of DB Professionals, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche, LLP
March 12, 2007
Portland, Oregon

DB PROFESSIONALS, INC.
BALANCE SHEETS
JUNE 30, 2006 (UNAUDITED) AND DECEMBER 31, 2005 AND 2004

		December 31,
	June 30, 2006	2005	2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$940,419	$597,468	$541,198
Accounts receivable (Notes 3, 6, and 9)	2,346,243	2,385,301	2,374,621
Prepaid expenses	21,704	18,755	30,959

Total current assets	3,308,366	3,001,524	2,946,778

OFFICE FURNITURE AND EQUIPMENT,
Net (Note 4)	51,124	33,469	39,096

TOTAL	$3,359,490	$3,034,993	$2,985,874

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable (Note 9)	$340,495	$131,838	$172,172
Accrued expenses	556,941	424,083	423,843

Total current liabilities	897,436	555,921	596,015

SHAREHOLDERS’ EQUITY:
Common stock–no par value; 1,000 shares authorized, issued and outstanding	10,000	10,000	10,000
Retained earnings	2,452,054	2,469,072	2,379,859

Total shareholders’ equity	2,462,054	2,479,072	2,389,859

TOTAL	$3,359,490	$3,034,993	$2,985,874

See notes to financial statements.

DB PROFESSIONALS, INC.
STATEMENTS OF INCOME AND RETAINED EARNINGS
SIX-MONTH PERIOD ENDED JUNE 30, 2006 AND 2005 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 2005 AND 2004

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
CONSULTING REVENUES– Net of discounts (Note 6)	$9,292,276	$9,396,463	$17,934,004	$15,805,573
OPERATING EXPENSES	8,412,184	8,347,095	15,982,287	13,975,371

Total operating income	880,092	1,049,368	1,951,717	1,830,202

OTHER INCOME– Interest income	2,890	3,731	12,496	8,755

NET INCOME	882,982	1,053,099	1,964,213	1,838,957

RETAINED EARNINGS– Beginning of period	2,469,072	2,379,859	2,379,859	2,540,902
DISTRIBUTIONS	(900,000)	(200,000)	(1,875,000)	(2,000,000)

RETAINED EARNINGS– End of period	$2,452,054	$3,232,958	$2,469,072	$2,379,859

See notes to financial statements.

DB PROFESSIONALS, INC.
STATEMENTS OF CASH FLOWS
SIX-MONTH PERIOD ENDED JUNE 30, 2006 AND 2005 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 2005 AND 2004

	Six Months Ended June 30,		Years Ended December 31
	2006	2005	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$882,982	$1,053,099	$1,964,213	$1,838,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,726	18,122	36,244	20,619
Changes in operating assets and liabilities:
Accounts receivable	39,058	327,469	(10,680)	(794,092)
Prepaid expenses	(2,949)	849	12,204	(30,959)
Accounts payable and accrued expenses	341,515	220,004	(40,094)	125,399

Net cash provided by operating activities	1,263,332	1,619,543	1,961,887	1,159,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(20,381)	(13,591)	(30,617)	(55,909)
Proceeds from disposal of property and equipment				2,792

Net cash used in investing activities	(20,381)	(13,591)	(30,617)	(53,117)

CASH FLOWS FROM FINANCING ACTIVITIES– Distributions	(900,000)	(200,000)	(1,875,000)	(2,000,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	342,951	1,405,952	56,270	(893,193)

CASH AND CASH EQUIVALENTS–Beginning of period	597,468	541,193	541,198	1,434,391

CASH AND CASH EQUIVALENTS–End of period	$940,419	$1,947,145	$597,468	$541,198

See notes to financial statements.

DB PROFESSIONALS, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2006 (UNAUDITED), DEMEMBER 31, 2005 AND 2004, AND
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED), AND
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
1. ORGANIZATION AND BUSINESS OPERATIONS
     DB Professionals, Inc. (the “Company”) was incorporated in 1996 and provides a wide range of technology consulting services. The Company is located in Portland, Oregon, but provides consultation services to customers located throughout the United States.
     The Company’s expertise in legacy and new technologies, such as IT and e-commerce security, wireless application development and Enterprise Application Integration (“EAI”) has ranged from providing comprehensive information technology strategic planning services to developing wireless solutions and secure web portal design and architecture models, and architecting Enterprise Integration Solutions.
     Acquisition of the Company by CDC–In July 2006, the shareholders of DB Professionals, Inc. sold 100% ownership of the company to CDC Business Solutions Corporation, a wholly-owned subsidiary of CDC Corporation, Inc. The Company was consolidated into CDC Corporation, Inc. on July 1, 2006. CDC Corporation is a global provider of enterprise software and related services. The purchase price was $8,850,000 in cash plus $1,400,000 to be paid on December 31, 2007, and $1,400,000 in contingent payments to be paid on April 30, 2008, upon meeting certain performance objectives by the Company.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation–The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
     The accompanying unaudited financial statements of the Company as of June 30, 2006 and for the six-month periods ended June 30 2006 and 2005 have been prepared in accordance with GAAP and Article 11 of the Securities and Exchange Commission for interim financial information. As permitted by such, these financial statements omit or condense certain disclosures regularly required when financial statements are prepared in accordance with GAAP. Accordingly, these financial statement do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements have been included, and the financial statements present fairly the financial position and results of operations for the interim periods presented.
     Cash and Cash Equivalents–The Company considers all cash held in banks and highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.
     Comprehensive Income–Comprehensive income equals net income for all periods presented.
     Property and Equipment and Depreciation–Furniture and fixtures, office equipment, motor vehicles and computer equipment are stated at cost less accumulated depreciation. Maintenance, repairs and minor renewals are expensed as incurred. Depreciation is computed using the double declining balance method. The estimated useful lives of the property and equipment are as follows:

Furniture and fixtures	7 years
Office equipment	5 years
Motor vehicles	5 years
Computer equipment	3 years

     Use of Estimates–The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates.
     Revenue Recognition–Revenue from consulting services are recognized as hours are incurred. Invoices are prepared on a monthly basis from hours incurred each month and sent to the customer.
     Income Taxes–The Company is treated as an S corporation for income tax purposes. Accordingly, there is no provision for income taxes. Income and losses are allocated to the Company’s shareholders to be included in their tax returns.
     Accounts Receivable and Allowance for Doubtful Accounts–Accounts receivable are carried at their original amount. The Company does not currently have an estimate for bad debts as their business is with large enterprises that pay their debts to the Company within 60 days.
     Recently Issued Accounting Pronouncements–In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact of SFAS No. 157 on its financial statements.
3. ACCOUNTS RECEIVABLE

	June 30,	December 31,
	2006	2005	2004
	(Unaudited)
Accounts receivable:
Customer	$2,343,643	$2,381,003	$2,370,573
Employee advance	2,600	4,298	4,048

Total	$2,346,243	$2,385,301	$2,374,621

4. PROPERTY AND EQUIPMENT, NET

	June 30,	December 31,
	2006	2005	2004
	(Unaudited)
Furniture and fixtures	$26,070	$14,431	$11,566
Office equipment	10,550	7,112	7,367
Motor vehicles	50,735	50,735	50,735
Computer equipment	72,168	66,864	53,647
Less accumulated depreciation	(108,399)	(105,673)	(84,219)

Total	$51,124	$33,469	$39,096

     Depreciation expense was $36,244 and $20,619 for the years ended December 31, 2005 and 2004, and $2,726 and $18,122 for the six-month periods ended June 30, 2006 and 2005 (unaudited), respectively.
5. COMMITMENTS AND CONTINGENCIES
     Operating Leases–The Company leases office space and storage space with the operating lease expiring on various dates through September 30, 2007. Rent expense was $45,487 and $43,745 for the years ended December 31, 2005 and 2004, respectively, and was $30,048 and $21,038 for the six-month periods ended June 30, 2006 and 2005 (unaudited), respectively.
     The aggregate future minimum rental payments for equipment under noncancelable leases in effect at December 31, 2005 as follows:

Years Ending
December 31,
2006	$44,4334
2007	34,020
6. SIGNIFICANT CUSTOMERS
     As of June 30, 2006 (unaudited), revenue from four customers was 32%, 13%, 12%, and 11% of total revenue. No other customers accounted for more then 10% of total revenue as of June 30, 2006 (unaudited). Two customers had balances that individually equaled or exceeded 10% of accounts receivable and in total represented 43% of the balance as of June 30, 2006 (unaudited).
     In 2005, revenue from three customers was 34%, 29%, and 14% of total revenue. In 2004, revenue from three customers was 50%, 21%, and 14% of total revenue. No other customers accounted for more then 10% of total revenue in 2005 or 2004. Four customers had balances that individually equaled or exceeded 10% of accounts receivable and in total represented 72% of the balance at December 31, 2005. Three customers had balances that individually equaled or exceeded 10% of accounts receivable and in total represented 79% of the balance at December 31, 2004.
7. EMPLOYEE BENEFIT PLANS
     The Company maintains qualified 401(k) Retirement Plan (the “Plan”). All full-time employees who have attained the age of 21 are eligible to enter into the Plan on the first day of the month subsequent to their hire date. The Plan is funded by contributions from employees and discretionary contribution of up to 5% of employee contributions. The Company did not make any discretionary contributions to the Plan for the years ended December 31, 2005 and 2004, or for the six-month periods ended June 30, 2006 and 2005 (unaudited).
8. LINE OF CREDIT
     The Company had a line of credit with West Coast Bank for up to $850,000 as of December 31, 2005. The line of credit had an interest rate of prime plus 4.4% (7.25% at December 31, 2005 and 8.5% at June 30, 2006 (unaudited). The line of credit was originally opened on January 12, 2005. Accounts receivables were pledged as collateral.
     As of December 31, 2005 and June 30, 2006 (unaudited), the outstanding borrowing against the credit facility was zero. The Company closed its line of credit with West Coast Bank on July 2, 2006.
     The Company did not have a line of credit as of December 31, 2004.

9. RELATED PARTY
     The Company is owned by two individuals who also serve as officers of the Company. During 2004 and 2005, distributions related to Company performance were made to the owners in the amount of $2,000,000 and $1,875,000, respectively.
     Accounts receivable due from employees as of June 30, 2006 (unaudited) was $2,600 and $4,298 and $4,048 at December 31, 2005 and 2004, respectively.
     Accounts payable due to employees as of June 30, 2006 (unaudited) was zero and zero and $8,088 at December 31, 2005 and 2004, respectively.